Exhibit 16(b)
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                      Managed Intermediate Government Fund
                            Schedule for Computation
                          SEC 30 Day Yield Calculation
                     For the period ended December 31, 1993

      Yield = 2[(a-b / cd + 1)^6 -1]

Where:     a = dividends and interest earned during the period.

           b = expenses accrued for the period (net of reimbursements).

           c = the average daily number of shares outstanding during the period that were entitled to receive dividends.

           d = the maximum offering price per share on the last day of the period.

            2[(73,903.76 - 8,699.96 / 1,470,342.59 x 9.98 + 1)^6 -1] =

            2[(65,203.80 / 14,674,019.05 + 1)^6 -1]                  =

            2[(1.00444348612)^6 -1]                                  =

            2[1.026958846 -1]                                        = 5.39%
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                      Managed Intermediate Government Fund
                            Schedule for Computation

                       Annualized Total Return Calculation
         for the period from March 1, 1993 (commencement of operations)
                            through December 31, 1993

      T = (ERV/P)^1/n -1

Where:

      P   = a hypothetical initial investment of $1,000.

      T   = annualized total return.

      n   = number of years.

      ERV = ending redeemable value: ERV is the value, at the end of the applicable period, of a hypothetical $1,000 investment made at the beginning of the applicable period.


      (1,043.74/1,000)^1/.833 - 1 =

      (1.04374)^1.200480 - 1      =

      1.052 - 1                   = 5.2%